Exhibit 99.1

FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2021 was $1.0 million, or $0.52 per basic and $0.50 per diluted share, compared to $432,000, or $0.22 per basic and $0.21 per diluted share for the same period in 2020.

Robert T. Strong, President and Chief Executive Officer stated, “It is my pleasure to present our earnings release for the first quarter of 2021.  Our net income for the quarter ended March 31, 2021 was 138.4% higher than the comparable quarter one year ago amounting to $1.0 million.  The increase primarily resulted from an increase in non-interest income coupled with an increase in net interest income.  Asset growth also continued, culminating at March 31, 2021 just over $560.0 million. This growth in assets was supported by an increase in deposits of over $84.9 million funding a growth of loans receivable, net and loans held for sale of over $71.3 million for the first quarter of 2021.”

Mr. Strong added, “Our deposit growth was substantial in the transaction account categories of money market accounts and non-interest bearing checking accounts with 53.8% and 75.2% growth respectively.  This coupled with significant cost reduction in our certificates of deposit contributed to an average rate on interest-bearing liabilities of 1.20% for the three months ended March 31, 2021 which was down from 2.23% for the same period last year.”

Mr. Strong commented, “Our SBA PPP lending continued with our involvement in Round Two of this small business support effort.  Through the end of the first quarter of 2021, we closed just short of $73.0 million in Round Two funding.  Our efforts on Round One forgiveness have begun, however, with approximately $66.2 million remaining in our portfolio as of April 26, 2021 to process during the balance of this year.  As previously announced, we completed the investment in Oakmont Capital Holdings, doing business as Oakmont Capital Services (OCS), providing us with a majority ownership position as of January 4, 2021.  OCS is a national equipment lending company based in Pennsylvania with additional operational offices in Minnesota.”

Mr. Strong continued, “Our asset quality sustained its positive trend with non-performing assets as a percent of total assets dropping to 0.10% along with our non-performing loans as a percent of total loans receivable, net, being reduced to 0.05%, both as of March 31, 2021.  Additionally, our Texas ratio calculation ended the same period at 1.62%.”

Mr. Strong concluded, “We are very pleased to have increased the dividend rate by 22.2% as announced in our dividend press release of April 15, 2021.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has over the past year, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act opens a new PPP loan period for first loans and implements a second loan draw for certain PPP borrowers, each through May 31, 2021.  Under the first round the Company funded 854 PPP loans totaling $95.1 million.  As of March 31, 2021, 186 of these PPP loans totaling $15.2 million were forgiven under the SBA forgiveness program. Through April 26, 2021, 308 of these PPP loans totaling $28.9 million have been forgiven under the SBA forgiveness program.  Under the second round of PPP the Company has funded 599 PPP loans totaling $73.0 million as of March 31, 2021 and 905 PPP loans totaling $83.9 million through April 26, 2021.

The Bank also continues to work with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank continues to evaluate all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $3.0 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota.  Oakmont has been providing commercial equipment financing and working capital throughout all 50 states since 1998.  Quaint Oak Bank and Oakmont have had an existing business relationship since 2015.  The investment in Oakmont provides additional financial resources to support Oakmont’s national expansion plans within the equipment finance industry as well as support an expansion of Oakmont’s business lines, while adding an equipment finance company to Quaint Oak Bank’s subsidiary companies.  The financial results that follow include Quaint Oak Bank’s investment in Oakmont.

Net income amounted to $1.0 million for the three months ended March 31, 2021, an increase of $598,000, or 138.4%, compared to net income of $432,000 for the three months ended March 31, 2020.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $1.4 million and an increase in non-interest income of $1.5 million, partially offset by an increase in non-interest expense of $1.9 million, an increase in the provision for income taxes of $248,000, and an increase in the provision for loan losses of $139,000.

The $1.4 million or 61.8% increase in net interest income for the three months ended March 31, 2021 over the comparable period in 2020 was driven by a $1.2 million, or 33.2%, increase in interest income.  The increase in interest income was primarily due to a $197.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $255.8 million for the three months ended March 31, 2020 to an average balance of $453.0 million for the three months ended March 31, 2021, and had the effect of increasing interest income $2.7 million. This increase in interest income was partially offset by a 122 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 5.43% for the three months ended March 31, 2020 to 4.21% for the three months ended March 31, 2021, and had the effect of decreasing interest income $1.4 million. The decline in loan yield is primarily the result of lower yielding PPP loans funded since the second quarter of 2020 through the first quarter of 2021 and the impact of the Federal Reserve’s 150 basis point rate cuts in March 2020.

The $167,000, or 11.7%, decrease in interest expense was primarily attributable to a 96 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.26% for the three months ended March 31, 2020 to 1.30% for the three months ended March 31, 2021, and had the effect of decreasing interest expense by $473,000.  Interest expense on deposits continues to be actively managed to lower our cost of funds. Partially offsetting this decrease was a $7.4 million increase in average certificate of deposit accounts which increased from an average balance of $188.6 million for the three months ended March 31, 2020 to an average balance of $196.0 million for the three months ended March 31, 2021, and had the effect of increasing interest expense $42,000.  This decrease in interest expense was also partially offset by an increase in average money market accounts which increased from an average balance of $26.3 million for the three months ended March 31, 2020 to an average balance of $129.1 million for the three months ended March 31, 2021, and had the effect of increasing interest expense by $206,000. The decrease in interest expense was also partially offset by an increase in average other borrowings of $7.0 million which had the effect of increasing interest expense by $70,000. The average interest rate spread decreased from 2.79% for the three months ended March 31, 2020 to 2.59% for the three months ended March 31, 2021 while the net interest margin decreased from 3.07% for the three months ended March 31, 2020 to 2.82% for the three months ended March 31, 2021.

The $139,000 increase in the provision for loan losses for the three months ended March 31, 2021 over the three months ended March 31, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at March 31, 2021.

The $1.5 million, or 111.6%, increase in non-interest income for the three months ended March 31, 2021 over the comparable period in 2020 was primarily attributable to a $434,000, or 55.6%, increase in net gain on loans held for sale, a $317,000 gain on sale of investment securities available for sale, a $237,000, or 80.6%, increase in mortgage banking, equipment lending, and title abstract fees, a $223,000 increase in loan servicing income, a $201,000 increase in gain on sales from SBA loans, a $39,000, or 47.0%, increase in other fees and service charges, and a $10,000, or 10.3%, increase in insurance commissions. The increase in other fees and service charges was primarily due to the increase in loan prepayment fees. These increases were partially offset by a $2,000, or 6.1%, decrease in real estate sales commissions, net.

The $1.9 million, or 67.0%, increase in non-interest expense for the three months ended March 31, 2021 over the comparable period in 2020 was primarily due to a $1.4 million, or 71.9%, increase in salaries and employee benefits expense, a $172,000, or 83.9%, increase in occupancy and equipment expense, a $119,000, or 56.7%, increase in other expense, a $92,000, or 67.2%, increase in data processing expense, a $30,000, or 142.9%,  increase in FDIC deposit insurance assessment, a $30,000, or 40%, increase in advertising expense, a $25,000, or 21.9%, increase in professional fees, and a $7,000, or 11.5%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies. The increase in non-interest expense was partially offset by a $5,000 decrease in other real estate owned expense.

The provision for income tax increased $248,000, or 140.9%, from $176,000 for the three months ended March 31, 2020 to $424,000 for the three months ended March 31, 2021 due primarily to the increase in pre-tax income.

The Company’s total assets at March 31, 2021 were $561.0 million, an increase of $76.9 million, or 15.9%, from $484.1 million at December 31, 2020.  This growth in total assets was primarily due to a $50.8 million, or 14.1%, increase in loans receivable, net and a $20.6 million, or 38.6%, increase in loans held for sale.  The largest increases within the loan portfolio occurred in commercial business loans which increased $44.6 million, or 28.9%, one-to-four family owner occupied loans which increased $2.8 million, or 37.5%, and one-to-four family non-owner occupied loans which increased $2.7 million, or 6.8%. The increase in commercial business loans was due primarily to the $73.0 million of SBA PPP loans generated during the period ended March 31, 2021.

Loans held for sale increased $20.6 million, or 38.6%, from $53.2 million at December 31, 2020 to $73.7 million at March 31, 2021 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $44.5 million of one-to-four family residential loans during the three months ended March 31, 2021 and sold $75.3 million of loans in the secondary market during this same period. Additionally, the Bank reclassified $17.4 million of equipment loans from loans receivable, net, to loans held for sale, received $9.8 million of loans held for sale from the formation of Oakmont Capital Holdings LLC, and originated $30.1 million in equipment loans held for sale during the three months ended March 31, 2021. During the three months ended March 31, 2021 the Company sold $6.0 million of equipment loans.

Total deposits increased $84.9 million, or 23.9%, to $439.7 million at March 31, 2021 from $354.8 million at December 31, 2020. This increase in deposits was primarily attributable to increases of $51.1 million, or 53.8%, in money market accounts, and $40.8 million, or 75.2%, in non-interest bearing checking accounts. The increase in deposits was partially offset by a $7.5 million, or 4.3%, decrease in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings decreased $10 million, or 26.2%, to $28.2 million at March 31, 2021 from $38.2 million at December 31, 2020. There were no short-term FHLB advances at March 31, 2020. During the three months ended March 31, 2021, the Company used excess liquidity to pay off $10.0 million in short-term borrowings. Federal Reserve Bank (FRB) long-term borrowings decreased $4.6 million, or 9.6%, to $43.5 million from $48.1 million at December 31, 2020 as the Company paid off PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF).  The Company did not utilize the FRB’s PPPLF to fund second round PPP loans. Other borrowings increased to $3.1 million from none at December 31, 2020.

 Total stockholders’ equity increased $3.1 million, or 10.9%, to $31.9 million at March 31, 2021 from $28.7 million at December 31, 2021.  Contributing to the increase was an initial contribution from noncontrolling interest of $2.2 million, net income for the three months ended March 31, 2021 of $1.0 million, common stock earned by participants in the employee stock ownership plan of $58,000, amortization of stock awards and options under our stock compensation plans of $43,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $20,000, and the reissuance of treasury stock for exercised stock options of $16,000. These increases were partially offset by dividends paid of $179,000, other comprehensive loss, net of $58,000, net loss attributable to noncontrolling interest of $33,000, and the purchase of treasury stock of $5,000.

Non-performing loans amounted to $218,000 or 0.05% of net loans receivable at March 31, 2021, consisting of three loans, all of which are on non-accrual status. Comparably, non-performing loans amounted to $643,000 or 0.18% of net loans receivable at December 31, 2020, consisting of five loans, two loans of which were on non-accrual status and three loans were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2021 include one one-to-four family owner occupied residential loan, one 1-4 family non-owner occupied residential loan, and one equipment loan and all are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable, net was 0.78% at March 31, 2021 and 0.85% at December 31, 2020. Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.22% at March 31, 2021.

Other real estate owned (OREO) amounted to $316,000 at March 31, 2021 consisting of one property that is collateral for a non-performing construction loan. During the quarter ended March 31, 2021, the Company made $30,000 of capital improvements to the property.  Non-performing assets amounted to $534,000, or 0.10% of total assets at March 31, 2021 compared to $929,000, or 0.19% of total assets at December 31, 2020.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets and a New Britain Township location. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC. As of January 4, 2021, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. First quarter results are reflected in the financial statements below.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$42,663	$33,913
Investment in interest-earning time deposits	7,964	9,463
Investment securities available for sale at fair value	6,390	10,725
Loans held for sale	73,742	53,191
Loans receivable, net of allowance for loan losses (2021: $3,315; 2020: $3,061)	409,881	359,122
Accrued interest receivable	3,577	3,054
Investment in Federal Home Loan Bank stock, at cost	1,265	1,665
Bank-owned life insurance	4,074	4,054
Premises and equipment, net	2,414	2,341
Goodwill	3,107	515
Other intangible, net of accumulated amortization	259	271
Other real estate owned, net	316	286
Prepaid expenses and other assets	5,338	5,475
Total Assets	$560,990	$484,075

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$94,985	$54,202
Interest-bearing	344,732	300,643
Total deposits	439,717	354,845
Federal Home Loan Bank advances	28,193	38,193
Federal Reserve Bank advances	43,526	48,134
Subordinated debt	7,907	7,899
Other borrowings	3,057	-
Accrued interest payable	569	362
Advances from borrowers for taxes and insurance	1,780	2,486
Accrued expenses and other liabilities	4,384	3,428
Total Liabilities	529,133	455,347
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	29,654	28,728
Noncontrolling Interest	2,203	-
Total Stockholders’ Equity	31,857	28,728
Total Liabilities and Stockholders’ Equity	$560,990	$484,075

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)
	For the Three Months Ended March 31,
	2021	2020
	(Unaudited)
Interest Income	$4,889	$3,671
Interest Expense	1,261	1,428
Net Interest Income	3,628	2,243
Provision for Loan Losses	254	115
Net Interest Income after Provision for Loan Losses	3,374	2,128
Non-Interest Income	2,766	1,307
Non-Interest Expense	4,719	2,827
Income before Income Taxes	1,421	608
Income Taxes	424	176
Net Income	$997	$432
Net Loss Attributable to Noncontrolling Interest	$(33)	$-
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,030	$432

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.52	$0.22
Average shares outstanding – basic	1,980,007	1,964,132
Earnings per share – diluted	$0.50	$0.21
Average shares outstanding - diluted	2,066,411	2,031,494
Book value per share, end of period	$14.90	$13.20
Shares outstanding, end of period	1,989,483	1,986,836

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	3.80%	5.02%
Average rate on interest-bearing liabilities	1.20%	2.23%
Average interest rate spread	2.59%	2.79%
Net interest margin	2.82%	3.07%
Average interest-earning assets to average interest-bearing liabilities	122.89%	114.13%
Efficiency ratio	73.81%	79.62%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.05%	0.34%
Non-performing assets as a percent of total assets	0.10%	0.90%
Allowance for loan losses as a percent of non-performing loans	1,521.50%	272.95%
Allowance for loan losses as a percent of total loans receivable	0.78%	0.93%
Texas Ratio (2)	1.62%	10.06%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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